Exhibit 99.1

INTEGRITY FINANCIAL CORP SECOND QUARTER EARNINGS

For Immediate Release

For More Information Contact:

R. Steve Aaron, President and CEO

Integrity Financial Corporation (Nasdaq: IFCB)

39 2nd Street NW

Hickory, North Carolina 28601-3843

(888) 894-2483

Hickory, North Carolina. Integrity Financial Corporation, a financial services holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina, First Gaston Bank, Gastonia, North Carolina and subsidiary Integrity Securities, Hickory, North Carolina announced second quarter earnings of $1,325,963 or $0.29 per share. This compares to $1,338,651 or $0.29 per share for the comparable period in 2003.

For the six months ending June 30, 2004 the holding company’s earning’s were $2,444,414 or $0.53 per share compared to the six month earnings from the comparable period in 2003 of $2,532,019 or $0.55 per share.

The Company’s assets grew from $629.7 million at December 31, 2003 to $655.0 million at June 30, 2004, an increase of 4.02%. Loans increased from $463.4 million to $483.8 million or 4.38% for the period, while deposits grew 4.34% from $498.0 million to $519.6 million at June 30, 2004.

Questions about this release can be directed to Susan Mikels at (828) 315-6202 or Marty Lowder at (828) 315-6200.